UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material under §240.14a-12

FIRST HORIZON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following newsletter was made available to employees of First Horizon Corporation.

Integration Newsletter | Issue 1

Integration Insights

May 13, 2022

Special Message from our President and CEO	Bryan Jordan President and CEO

On February 28, we shared the news that TD and First Horizon reached an agreement for TD to acquire First Horizon, a premier Southeast regional bank, to become the sixth-largest bank in the nation. The transaction is expected to close in the first quarter of TD’s 2023 fiscal year, pending the satisfaction of customary closing conditions, including regulatory and shareholder approvals. Our shareholder vote is scheduled for May 31, 2022.

Over the last couple of months, a significant amount of progress has been made in a short amount of time. TD and First Horizon leadership teams hosted fourteen road shows in our major markets, meeting with nearly 600 First Horizon bankers and key leaders to answer questions and learn more about TD. Team meetings have begun and will continue to be scheduled to learn more about business practices in each organization.

Integration plans are beginning to take shape. Paul Beltrame of TD will lead the integration and Tammy LoCascio and Yousef Valine will lead our integration efforts as members of the joint Integration Steering Committee. As disclosed, the full integration team will be announced soon, and our kickoff session will take place on May 19. As decisions are made and milestones are set in the coming weeks, we will share additional information with you on a regular basis.

Once the transaction is complete, together we will serve millions of clients across the combined footprint, and our enhanced growth will be driven by greater scale, distribution and reach. By joining forces, First Horizon and TD both can unlock new growth opportunities while leveraging the combined strengths, businesses and talent of our organizations, coupled with investments in technology, innovation and our people. First Horizon and TD already share a common bond – a dedication to enriching the lives of our clients, associates and the communities that we serve. We will build on our shared values to build an even brighter future for all.

The competitive landscape in banking is changing rapidly and so are the evolving needs and preferences of our clients, which have never been more evident. By combining our winning organizations, we can and will compete even more effectively in this challenging environment and in the future to deliver sustainable growth for our stakeholders.

To achieve this goal, we will be counting on our associates in both organizations to do what you do best – serving clients with unparalleled excellence, always putting their needs first and doing so with integrity and professionalism.

We know that many First Horizon associates have experienced the merger and integration process before. Our pledge to you is that we will make the transition as smooth as possible.

We would not be here today without many years of hard work, an achievement that would not have been possible without the contributions and dedication of our associates. People are our greatest asset, and that will not change. Thanks to everyone for your continued support and patience as we work together to combine our two extraordinary teams and organizations. We look forward to sharing more information as it becomes available.

— Bryan Jordan

In an effort to communicate effectively throughout the transition, our new newsletter, Integration Insights, will provide merger- related information to all First Horizon associates. For now, the newsletter will be published monthly, and the schedule will change as needed.

Please submit questions at IntegrationInsights@ firsthorizon.com.

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Integration Insights

Market Visit Highlights

Since announcement day, the TD leadership team has spent time with many First Horizon associates to share insights into the TD culture, business strategies and priorities and to answer questions about the weeks and months to come. Please find answers to some of your questions today and stay tuned for more information as it becomes available.

MEMBERS OF THE TD LEADERSHIP VISITED SEVERAL FIRST HORIZON MARKETS RECENTLY AND ATTENDED DIAMOND CIRCLE. WHAT DID WE LEARN?

The TD leadership team has consistently stated that this is a growth story. While many large banks operate in silos, TD is like First Horizon in that they operate a regional banking structure to stay close to the client. They go to market through a “One TD” model which means they offer banking expertise from various lines of business backed by leading edge technology, innovation, and data to provide legendary client service, resulting in deep client relationships.

TD focuses on and invests in an omni-channel delivery model for clients, ensuring that the client experience is consistent through all banking channels. Wealth and private banking – trusted client advisors – are a critical part of the client offerings.

Our middle market commercial business is very complementary to their business. TD is a leader in consumer and small business banking and has an industry-leading customer acquisition strategy. Today, 52% of TD’s retail customers use online banking. All customer deposits are housed in the banking centers.

TD’s culture is anchored in three Cs: Colleagues, Community, Customers. Having engaged, inspired people throughout the organization is a priority. Colleagues have access to the robust TD Thrive platform that provides customized professional development educational and training resources, and are given other development opportunities including tuition reimbursement toward undergraduate and graduate degrees.

While TD’s U.S. franchise benefits from the strengths and extraordinary resources of its Canadian-based parent, it is governed by its own Board of Directors and U.S.-based leadership.

In sum, TD brings a bigger balance sheet, leading-edge technology and the ability to invest in and expand our company.

We recognize the most prevalent question is about timing of employment decisions. As the integration process is formalized, we will share more information about processes and major milestones. We ask that you remain patient during this time and that you remain focused on business as usual for our clients and overall organizational priorities.

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Integration Insights

Client Talking Points:
Community Commitment and U.S. Leadership

We recognize the announcement has led to additional questions from our clients. Please take a moment to review these FAQs to learn more about TD.

CANADIAN OWNERSHIP

•	The Toronto-Dominion Bank (together with its subsidiaries, known as TD Bank Group) is a Canadian Bank headquartered in Toronto, Canada.
•	TD Bank, America’s Most Convenient Bank® (TD Bank), is a U.S. bank subsidiary of TD Bank Group and headquartered in Cherry Hill, N.J. TD Bank’s President and CEO, Leo Salom, is based in the U.S. and TD Bank is managed and governed by a U.S. Management Committee and Board of Directors, respectively.
•	TD Bank operates on a market level, with local lenders making local loans, a network of more than 1,100 stores from Maine to Florida, and colleagues who get to know their customers and communities.
•	TD Bank is proud to have the strength and security of a North American bank, but it has the feel of a community bank.
•	First Horizon and TD Bank customers will continue to see many of the faces that they have banked with today and after the acquisition is complete.
•	Customers should be confident that their bank deposits with TD Bank in the U.S., both consumer and commercial accounts, will continue to be insured by the FDIC up to the insurance limit.
•	We believe the TD shield is a recognized sign of strength in financial services. TD Bank has delivered award-winning, legendary customer experiences that have been key to its success in the U.S. The approach working with First Horizon will be the same.
•	Bank ownership outside of the U.S. is not uncommon. Several U.S. banks have parent companies outside of the country, including HSBC, Bank of the West, BMO Harris, UBS, RBC Bank, Santander, CIBC and City National Bank.

HEADQUARTERS

•	TD’s growing U.S. business is headquartered in Cherry Hill, N.J., and has locations throughout the Northeast, Mid-Atlantic, Metro D.C., the Carolinas and Florida.
•	On a pro forma basis excluding merger adjustments, as of December 31, 2021, TD’s U.S. franchise will be the 6th largest U.S. bank, with approximately $614 billion in assets, $469 billion in deposits, a network of 1,560 banking centers, serving more than 10.7 million U.S. clients across 22 states.

CONTINUED

  MYTHBUSTERS

Myth: TD Bank is a Canadian Bank.

Truth: TD Bank,
headquartered in Cherry Hill,
N.J., is the U.S. subsidiary of
TD Bank Group.

Myth: Bank ownership
outside of the U.S. is
uncommon.

Truth: Several U.S. banks
have parent companies
outside of the country.

Myth: Regional presence is
going away.

Truth: Memphis will serve
as an important regional
hub for TD Bank in the U.S.
Southeast.

Myth: All TD stores are open
seven days a week.

Truth: Not all TD stores
are open seven days a
week, though most are.
TD evaluates each market
individually and adheres to
state laws.

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Integration Insights

COMMITMENT TO SOUTHERN OPERATIONS

•	TD plans to maintain a presence in all of the markets in which both companies operate today with plans to grow in First Horizon’s key growth markets. These footprints are complementary with very little overlap.

•	This is a growth story. Working with the First Horizon team, TD plans to invest in the Southeastern region and help continue to serve First Horizon clients with a broader portfolio of offerings.

•	TD is committed to growing its presence and investments across the states in which First Horizon operates. Once the transaction is completed, Memphis will be an important regional hub for TD in the U.S. southeast, supporting clients and operations and contributing directly to the local economy.

•	TD previously accelerated its growth in the Southeast U.S. through acquisitions of several smaller banks, including Riverside, First Federal, AmericanFirst, Carolina First and Mercantile Bank.

•	The predecessor bank of TD Bank, America’s Most Convenient Bank, began operating in U.S. 170 years ago and TD entered the U.S. retail market in 2005. TD has a strong footprint in the South that complements First Horizon’s footprint.

•	We think that together, First Horizon and TD Bank will be a winning combination in the South, and that will be great for First Horizon clients and communities.

TD’S COMMUNITY COMMITMENT

•  TD is committed to supporting the communities in which its employees live and work. TD’s purpose, to enrich the lives of our customers, colleagues, and communities, is embedded in the bank’s strategy and is reflected in its unique and inclusive culture.

•  Both companies’ longstanding commitments to serve their communities will remain central to the combined organization’s future. Upon closing of the transaction, TD has committed to fund a First Horizon foundation with $40 million.

•  TD Bank will continue to support local communities with community development loans, investments, sponsorships, grants through the TD Charitable Foundation, and through employee leadership and volunteer activities.

•  The TD Ready Commitment brings TD’s philanthropy, people, and business together to deliver positive impact in local markets. As part of this work, TD set a target of contributing $775 million in the markets in which it operates by 2030. TD made more than $110 million in philanthropic donations to community organizations from 2018 to 2021.

•  TD hosts financial education events and seminars for individuals, home buyers and small business owners every year in every state of its Maine to Florida footprint. In 2021, TD held nearly 490 financial education events.

CONTINUED

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Integration Insights

•	Through the TD Charitable Foundation’s Housing for Everyone initiative, TD has awarded $5.8 million to support 500 affordable housing projects in every state of its Maine to Florida footprint.

In late 2020, the TD Charitable Foundation awarded a $700,000 grant to Grameen America to support its Economic Relief and Recovery Fund, which will provide direct relief to 500 small businesses, more than 90% of which are Black and Latina women owned. In 2021, TD donated $300,000 to Ascendus.

•	In addition, TD also lends to several housing authorities and affordable housing developers to support the construction and renovation of affordable housing projects throughout the East

•	TD is committed to working with Community Development Financial Institutions (CDFIs) to provide access to capital to small businesses that may not qualify for a traditional loan. TD has worked with Ascendus, a CDFI with locations across the East

•	Through TD’s Commercial Bank, TD provides lines of credit to several CDFIs, including Ascendus and Grameen America. These lines of credit act as a pool of funds the CDFI can access to then offer their own low interest and micro loans to business owners.

•	Additionally, TD supports CDFIs through philanthropic grants. In late 2020, the TD Charitable Foundation awarded a $700,000 grant to Grameen America to support its Economic Relief and Recovery Fund, which will provide direct relief to 500 small businesses, more than 90% of which are Black and Latina women owned. In 2021, TD donated $300,000 to Ascendus.

•	TD is invested in economic growth in its footprint as well. The TD Community Development Corporation (TDCDC) is a certified Community Development Entity and wholly-owned subsidiary of TD Bank. Since 2007, TDCDC has been a five-time Allocation Award winner under the New Markets Tax Credits Program, allowing TD to invest in 40 projects to revitalize low-income, urban and rural neighborhoods.

•	TDCDC’s deployment of $385 million in NMTCs has helped businesses create and retain high-quality, accessible jobs and helped community-based organizations improve and expand local services and facilities.

•	Since 2007, TDCDC’s investments have helped create 12,593 jobs; delivered goods and services to over 200,000 low-income community residents; and created or rehabilitated about 795,000 square feet of real estate in communities of greatest need.

Over the coming weeks, we will be launching an Insights Live Video Series. The series will serve as informative sessions to provide a sense of connection, hear more about TD and introduce various leaders throughout the organization.

Watch for more information about our first series, featuring Human Resources leaders, Tanya Hart (First Horizon) and Jennifer Young (TD Bank).

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Integration Insights

Market Visit Photo Gallery

We captured some photos of the TD leadership team visiting with First Horizon associates throughout the footprint.

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Integration Insights

Important Legal Disclosures

Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to First Horizon Corporation’s (the “First Horizon”) beliefs, plans, goals, expectations, and estimates. Forward-looking statements are not a representation of historical information, but instead pertain to future operations, strategies, financial results or other developments. The words “believe,” “expect,” “anticipate,” “intend,” “target,” “plan”, “estimate,” “should,” “likely,” “will,” “going forward” and other expressions that indicate future events and trends identify forward-looking statements.

Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, operational, economic and competitive uncertainties and contingencies, many of which are beyond the control of First Horizon, and many of which, with respect to future business decisions and actions, are subject to change and which could cause actual results to differ materially from those contemplated or implied by forward-looking statements or historical performance. Examples of uncertainties and contingencies include factors previously disclosed in First Horizon’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”) as well as the following factors, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between First Horizon and The Toronto-Dominion Bank (“TD”); the outcome of any legal proceedings that may be instituted against First Horizon or TD, including litigation that has been or may be instituted against First Horizon or its directors or officers related to the proposed transaction or the definitive merger agreement between First Horizon and TD related to the proposed transaction; the timing and completion of the transaction, including the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder, or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; interloper risk; the risk that any announcements relating to the proposed combination could have adverse effects on the market price of the common stock of First Horizon; certain restrictions during the pendency of the merger that may impact First Horizon’s ability to pursue certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; reputational risk and potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; First Horizon’s success in executing its business plans and strategies and managing the risks involved in the foregoing; currency and interest rate fluctuations; exchange rates; success of hedging activities; material adverse changes in economic and industry conditions, including the availability of short and long-term financing; general competitive, economic, political and market conditions; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; other actions of the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Tennessee Department of Financial Institutions and other regulators, legislative and regulatory actions and reforms; the pandemic created by the outbreak of COVID-19 and its variants, and resulting effects on economic conditions, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains; and other factors that may affect future results of First Horizon.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. Additional factors that could cause results to differ materially from those contemplated by forward-looking statements can be found in First Horizon’s Annual Report on Form 10-K for the year ended December 31, 2021, and in its subsequent Quarterly Reports on Form 10-Q filed with the SEC and available in the “Investor Relations” section of First Horizon’s website, http://www.firsthorizon.com, under the heading “SEC Filings” and in other documents First Horizon files with the SEC.

Important Other Information

In connection with the proposed transaction with TD, First Horizon has filed a definitive proxy statement on Schedule 14A on April 22, 2022, which First Horizon has commenced disseminating to First Horizon shareholders on or about April 22, 2022.

This communication does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF FIRST HORIZON ARE URGED TO READ, WHEN AVAILABLE, ALL RELEVANT DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC, INCLUDING FIRST HORIZON’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FIRST HORIZON AND THE PROPOSED TRANSACTION WITH TD.

Investors and shareholders of First Horizon are able to obtain a free copy of the definitive proxy statement as well as other relevant documents filed with the SEC without charge at the SEC’s website (http://www.sec.gov). Copies of the definitive proxy statement and the filings with the SEC that will be incorporated by reference in that proxy statement can also be obtained, without charge, by directing a request to Clyde A. Billings Jr., First Horizon Corporation, 165 Madison, Memphis, TN 38103, telephone (901) 523-4444.

Participants in the Solicitation

First Horizon and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding First Horizon’s directors and executive officers is available in the proxy statement for its 2022 annual meeting of shareholders, which was filed with the SEC on March 14, 2022, its definitive proxy statement related to the proposed transaction which was filed with the SEC on April 22, 2022, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement filed on April 22, 2022 and in other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

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